Exhibit 10.9(c)

For Senior Executive Officers

AWARD DESCRIPTION AND AGREEMENT FOR

PERFORMANCE SHARE AWARDS

GRANTED UNDER THE

ARCH CHEMICALS, INC. 1999 LONG TERM INCENTIVE PLAN

GRANTED JANUARY 28, 2009

1.	Terms

The terms and conditions of the Performance Shares (as defined below) are contained in the Award Certificate evidencing the grant of such shares, this Award Agreement (as defined below) and in the Arch Chemicals, Inc. 1999 Long Term Incentive Plan (the “Plan”) and such resolutions, rules and policies previously or hereinafter adopted by the Compensation Committee of the Board of Directors of Arch Chemicals, Inc. from time to time.

2.	Definitions

As used herein:

“Award Agreement” means this Award Description and Agreement.

“Measurement Date” means with respect to a Performance Cycle, the last day of the second calendar year of the Performance Cycle and the last day of the third calendar year of such Performance Cycle.

“Participant” means a Salaried Employee granted an award of Performance Shares under the Plan.

“Payment Schedule” means with respect to a Performance Share, such Performance Share’s schedule as set forth in Exhibit I hereto with respect to the Performance Cycle to govern determination of the Payment Value of such Performance Share.

“Payment Value” means with respect to a Performance Share at any given time, the portion, if any, of such Performance Share which a Participant has earned at such time under the applicable Payment Schedule during the Performance Cycle relating to that Performance Share.

“Performance Cycle” means with respect to Performance Shares, a period of three fiscal years (beginning with the fiscal year in which such Performance Shares are granted) over which such Performance Shares are to be earned in accordance with the Payment Schedule; provided a Performance Cycle shall end upon full payment of the Performance Shares relating thereto.

“Performance Goal” means with respect to a particular Performance Share the particular goal established by the Committee with respect to a particular performance measure for such Performance Share as set forth in resolutions of the Committee as adopted from time to time.

“Performance Share” means a unit denominated as one phantom share of Arch Chemicals, Inc. Common Stock, granted as a Performance Award pursuant to Section 6(c) of the Plan.

“Valuation Date” means the first business day immediately prior to the Change in Control (or if the Arch Chemicals, Inc. Common Stock is not traded on such day, the first preceding day on which such stock is traded).

Other capitalized terms utilized but not defined herein have the meanings specified in the Plan.

3.	Performance Share Awards

Performance Shares which are awarded to a Participant shall have a Payment Value during a Performance Cycle determined on the basis of the performance of Arch over such Performance Cycle in accordance with the applicable Payment Schedule. The Payment Schedules, Performance Cycles and performance measures applicable to Performance Shares are set forth in Exhibit I hereto. Except as may be otherwise set forth in the Plan or herein, no Performance Share may be earned prior to the Measurement Date of the applicable Performance Cycle and then only to the extent set forth in the applicable Payment Schedule.

4.	Vesting and Payment

(a)	Except as otherwise provided in the Plan, a Participant’s interest in the Payment Value of Performance Shares awarded to him or her shall vest, if at all, only on the Measurement Date of an applicable Performance Cycle, as the case may be, for such Performance Shares and only to the extent earned and payable at such time in accordance with the Payment Schedule.

(b)	The Payment Value of each Performance Share at a given time shall be the portion, if any, of such Performance Share called for under the Payment Schedule at such time applicable to such Performance Share’s Performance Cycle. Except as specifically otherwise provided in the Plan, herein or by the Committee, 40% of the vested Performance Shares shall be payable to a Participant in cash only and 60% of the vested Performance Shares shall be payable to a Participant in Shares on a one-for-one basis.

(c)	The portion of each Performance Share not earned by the end of the Performance Cycle relating to such Performance Share shall be forfeited.

(d)	The total amount of Payment Value due and earned by a Participant on the Measurement Date of an applicable Performance Cycle shall be paid the earlier of (i) March 15 in the year after the fiscal year for which the Performance Shares were earned and (ii) the tenth business day after the filing of the Company’s Form 10-K for the fiscal year for which the Performance Shares were earned, except as specifically otherwise provided in the Plan or herein or by the Committee

(e)	The Participant may defer payment of Payment Values until such date, before or after retirement or other termination of employment, as provided in, and subject to, the Company’s Employee Deferral Plan.

(f)	For Payment Values of Performance Shares that are to be paid in cash except in connection with a payment arising as a result of a Change in Control, the per share price of the Arch Chemicals, Inc. Common Stock will be valued using the average of the “daily fair market value” for the five trading day period beginning on the third trading day following the day the annual earnings press release is issued for the fiscal year for which such Performance Shares were earned and ending with the seventh trading day following such issuance, where “daily fair market value” for this purpose means the average of the high and low sales prices on each trading day in that five-day period as reported on the consolidated transaction reporting system for New York Stock Exchange issues. In connection with a payment arising as a result of a Change in Control, the per share price of the Arch Chemicals, Inc. Common Stock will be valued at the average of the high and low sales prices thereof as reported on the consolidated transaction reporting system for New York Stock Exchange issues on the Valuation Date.

(g)	With respect to Participants who are “covered employees” within the meaning of Section 162(m) of the Code, the payment of the Payment Value of the Performance Shares held by such Participants is expressly conditioned upon the following events having occurred prior to such payment if required by such Section: (i) the material terms of the Plan, including the performance measures, shall have been disclosed to and approved by Arch’s shareholders and (ii) the Committee shall have certified that the performance measures and other material terms of the Performance Shares were satisfied in accordance with the terms of the Award Certificate, this Award Description and the Plan and the payout is consistent therewith. The Performance Share Awards are hereby designated as “performance-based” compensation.

5.	Termination of Employment

(a)	A Participant’s outstanding Performance Shares not yet earned and payable under the Payment Schedule relating to a Performance Cycle shall be forfeited if the Participant ceases to be an employee of the Company or any subsidiary of the Company for any reason before the end of such Performance Cycle except if the Committee provides or has provided otherwise (or if delegated by the Committee to the Chief Executive Officer, the Chief Executive Officer so provides).

(b)	With respect to any non-forfeited Performance Shares of a terminated Participant relating to incomplete Performance Cycles, he or she shall be entitled to the Payment Value at the time provided in and subject to the applicable Payment Schedule if the Committee (or its delegatee) so decides.

6.	Change in Control

Unless the Committee or the Board has acted otherwise, upon a Change in Control, outstanding Performance Shares shall become vested, deemed earned in full and promptly paid to the Participants in cash (but no later than the tenth business day after the Change in Control), in each case without regard to payment schedules and notwithstanding that the applicable performance cycle shall not have been completed.

7.	Tax Withholding

Federal, state or local taxes as may be applicable to any payout (“withholding taxes”) shall be deducted as withholding taxes to be paid by the Participant from the portion of the payout payable in cash.

8.	Dividend Equivalents

Unless and until the Committee decides otherwise and while a Performance Share is outstanding, within five business days of each cash dividend payment date relating to Company Common Stock, the Company will pay to a Participant for each outstanding Performance Share so held on such dividend payment date a cash payment equal to the cash dividend payment made on one share of Company Common Stock on such cash dividend payment date. Performance Shares carry no voting rights nor shall the holder thereof be entitled to dividends or other rights enjoyed by shareholders except as otherwise provided in this Section 8.

9.	Fractional Shares

In the event a payout in the form of Shares, after giving effect to any deferral of the Share payout to any deferral plan or program of the Company, including the Employee Deferral Plan, would entitle a Participant to a fractional share of Arch Chemicals, Inc. Common Stock, such fractional share shall be rounded up to the next whole number of Shares and the Performance Shares to be paid out in cash shall be reduced by the same amount of the fractional increase to the payout in Shares.

10.	Miscellaneous

(a)	By acceptance of the award of Performance Shares, each employee agrees that such award is special compensation, and that any amount paid under the Award Agreement will not affect

(i)	the amount of any pension under any pension or retirement plan in which he or she participates as an employee of the Company,

(ii)	the amount of coverage under any group life insurance plan in which he or she participates as an employee of the Company,

(iii)	the benefits under any other benefit plan of any kind heretofore or hereafter in effect, under which the availability or amount of benefits is related to compensation.

Exhibit I

Performance Cycle:	Ending on December 31, 2011.

Performance Measure:	Return on Equity (“ROE”) for the calendar year ending at a Measurement Time.

Performance Goal:

Payment Schedule:

	Payout	Units Forfeited
ROE Equal to or Greater Than the Performance Goal for Year Two at end of Year Two*	100%*	Not Applicable
ROE Equal to or Greater Than the Performance Goal for Year Three at end of Year Three	100% if no payout for Year Two occurs; otherwise, not applicable.	Not Applicable
ROE That is Less Than the Performance Goal for Year Three at the End of Year Three and no payout has occurred	0%	100%

*	Provided such payout will not occur if it would cause any other performance share award or performance retention share award granted under the Plan prior to this award to not payout. In such case, ROE shall not be measured for this award at the end of Year Two.

No more than one payout may occur for Performance Shares with respect to the Performance Cycle.